   As filed with the Securities and Exchange Commission on November 3, 1997.
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                                   ITEQ, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             41-1667001
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                         2727 ALLEN PARKWAY, SUITE 760
                              HOUSTON, TEXAS 77019
                                 (713) 285-2700
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Mark E. Johnson, Chairman and                          With Copies To:
      Chief Executive Officer                             Richard L. Wynne
   2727 Allen Parkway, Suite 760                       Porter & Hedges, L.L.P.
       Houston, Texas 77019                           700 Louisiana, 34th Floor
          (713) 285-2700                                Houston, Texas 77002
(Name, address, including zip code,                         (713) 226-0600
  and telephone number, including
 area code, of agent for service)

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]_______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                 Proposed Maximum  Proposed Maximum
                                                                  Offering Price       Aggregate
 Title of Each Class of Securities to be           Amount to be        Per             Offering           Amount of
 Registered                                         Registered      Share (1)          Price (1)      Registration Fee
------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.001 per share(2)  . .    8,927,988         $11.25         $100,439,865          $30,437
========================================================================================================================

(1) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low sale prices for the Common Stock on the Nasdaq National Market on October 27, 1997.

(2) Includes 1,952,699 shares issuable upon exercise of warrants and options to purchase shares of Common Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION DATED NOVEMBER 3, 1997

PROSPECTUS

                                8,927,988 SHARES

                                   ITEQ, INC.

                                  COMMON STOCK

                            -----------------------

    The 8,927,988 shares offered hereby are shares of common stock, par value $.001 per share (the "Common Stock"), of ITEQ, Inc., a Delaware corporation ("ITEQ" or the "Company"), are owned by, or are issuable upon exercise of warrants held by, certain stockholders of the Company ("Selling Stockholders"). The Company will not receive any part of the proceeds of the sale of the Common Stock offered hereby.

    The Common Stock is traded on the Nasdaq National Market under the symbol "ITEQ." On October 31, 1997, the closing sale price of the Common Stock on the Nasdaq National Market was $12 1/2 per share.

    The Common Stock may be offered and sold from time to time by Selling Stockholders through brokers or dealers or directly to one or more purchasers in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The Selling Stockholders and brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act. Although each Selling Stockholder may sell all or a portion of the shares of Common Stock offered hereby, no Selling Stockholder is required to make any such sale. For further information concerning the plan of distribution of the Common Stock, see "Plan of Distribution."

    The expenses of this offering, estimated at $55,000, will be paid by the Company.

                            -----------------------

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3.

                            -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

               The date of this Prospectus is November ___, 1997.

    This Prospectus contains or incorporates by reference "Forward-looking statements" within the meaning of Section 27A of the Securities Act, and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts so included in this Prospectus including, without limitation, statements regarding the Company's business strategy, plans, objectives and beliefs of management for future operations are forward-looking statements. Although the Company believes the expectations and beliefs reflected in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are discussed herein under the captions "Risk Factors."

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
The Registration Statement (defined below), as well as such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Seven World Trade Center, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. The Common Stock is listed and traded on the Nasdaq National Market and certain of the Company's reports, proxy statements and other information can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a site on the World Wide Web that contains certain documents filed with the Commission electronically. The address of such site is http://www.sec.gov and the Registration Statement may be inspected at such site.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus (or in any document incorporated into this Prospectus by reference) as to the contents of any contract or other document referred to herein (or therein) are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference and made a part of this Prospectus, with respect to the Company, its (a) Annual Report on Form
10-K for the year ended December 31, 1996, as amended by Form 10-K/A dated May 2, 1997 (File No. 0-27986), (b) Form 8-K filed on December 5, 1996, as amended by Form 8-K/A dated February 3, 1997 (File No. 0-27986), (c) Form 8-K dated March 7, 1997 (File No. 0-27986), (d) Form 10-Q for the quarter ending March
31, 1997, as amended by Form 10-Q/A dated May 5, 1997 (File No. 0-27986), (e) Form 8-K dated August 13, 1997, as amended by Form 8-K/A dated October 27, 1997 (File No. 0-27986), (f) Form 10-Q for the quarter ending June 30, 1997 dated August 14, 1997 (File No. 0-27986), (g) Joint Proxy Statement/Prospectus dated October 3, 1997 of the Company and Astrotech International Corporation and
(h) Form 8-K dated November 3, 1997 (File No. 0-27986), and with respect to Astrotech International Corporation, a Delaware corporation subject to the information requirements of the Exchange Act and which corporation was merged with and into the Company as of October 28, 1997, its (a) Annual Report on Form 10-K for the fiscal year ended September 30, 1996, as amended by Form 10-K/A dated January 27, 1997 (File No. 001-10011), (b) Form 10-Q for the quarter ending December 31, 1996 filed on February 5, 1997 (File No. 001-10011), (c) Form 10-Q for the quarter ending March 31, 1997 filed on May 15, 1997 (File No. 001-10011), (d) Form 8-K filed April 11, 1996, as amended by Form 8-K/A filed June 7, 1996 (File No. 001-10011), (e) Form 11-K dated June 27, 1997 (File No.
001-10011), (f) Form 8-K filed on May 14, 1997, as amended by its Form 8-K/A filed on July 11, 1997 and (g) Form 10-Q for the quarter ended June 30, 1997 filed August 14, 1997 (File No. 001-10011).

    Any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock covered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to ITEQ, Inc., 2727 Allen Parkway, Suite 760, Houston, Texas 77019,
Attn:  Lawrance W. McAfee, Corporate Secretary, telephone (713) 285-2700.

                                  THE COMPANY

         The Company is a provider of manufactured equipment, engineered systems and services used in a variety of industries, including those involved with the treatment, movement and storage of gases and liquids. The Company's products include shell and tube heat exchangers, large above ground storage tanks, baghouses, scrubbers, fans, other filtration systems and components, pressure vessels, bins, silos, stacks and liners and shop built tanks.

         On October 28, 1997, Astrotech International Corporation ("Astrotech") was merged with and into the Company in a transaction accounted for as a pooling of interests (the "Astrotech Merger"), with the Company being the surviving corporation. Astrotech was formerly a public company traded on the American Stock Exchange under the symbol "AIX." In connection with the Astrotech Merger, the Company refinanced its and Astrotech's existing credit facilities under a new non-amortizing revolving credit facility (the "New Credit Facility") with various financial institutions of up to $175 million maturing in 5 years and bearing interest, at the Company's option, at BankBoston, N.A.'s ("BankBoston") customary base rate or at Bank Boston's eurodollar rate plus, in either case, an agreed upon margin ranging from 0% to
 .25% for the applicable base rate margin, and from 1% to 1.75% for the applicable eurodollar rate margin. This New Credit Facility is secured by substantially all of the assets of the Company, a pledge of the stock of the Company's domestic subsidiaries, and guarantees entered into by such subsidiaries.

         The principal executive office of the Company is located at 2727 Allen Parkway, Suite 760, Houston, Texas 77019, and its telephone number is (713) 285-2700.

                                  RISK FACTORS

         Prospective investors should consider the following Risk Factors, together with the other information contained elsewhere in this Prospectus, prior to purchasing the securities offered hereby.

DEPENDENCE ON INDUSTRY SPENDING; SEASONALITY

         The prospects for the Company depend upon the level of capital and maintenance expenditures by its industrial customers, in particular those by petroleum, petrochemical and refining concerns. These industries historically have been cyclical in nature and vulnerable to general downturns in the economy. Decreases in industry spending could have a significant adverse effect upon the demand for the Company's products and services and its results of operations. The Company historically has experienced quarterly fluctuations in its operating results due to climatic conditions affecting some of its operations and the timing of maintenance budgets at some of its customers. Operating results for the Company in any quarter will be dependent upon the timing of equipment and system sales, which may vary considerably among quarters.

ACQUISITIONS; INTEGRATION OF OPERATIONS

         Since 1990 the Company has completed nine acquisitions of business including the Astrotech Merger consummated on October 28, 1997. The Company plans to continue to pursue acquisitions of businesses whose products and services complement those of the Company. The Company's acquisition strategy involves the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although the Company generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that it will have access to the capital required to finance potential acquisitions, that it will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable.

POTENTIAL OBSTACLES TO INTEGRATION

         In evaluating the terms of the Astrotech Merger, the Company and Astrotech each analyzed their respective businesses and made certain assumptions concerning their respective future operations and operations of the combined company. One principal assumption was that through consolidation of operations, the Astrotech Merger would produce a combined company with operating results better than those historically experienced by either company in the absence of the Astrotech Merger. There can be no assurance, however, that these benefits will be achieved. These anticipated benefits of the Astrotech Merger will not be achieved unless the companies are successfully combined in a timely manner. The process of combining the organizations could cause the interruption of, or a loss of momentum in, the activities of the combined company's businesses, which could have an adverse effect on their combined operations.

LEVERAGE AND LIQUIDITY

         At June 30, 1997, the Company had total indebtedness of approximately $34.8 million and debt as a percentage of total capitalization of 37%. On a pro forma basis, as of June 30, 1997, after giving effect to the Astrotech Merger, the Company would have had total indebtedness of approximately $67.3 million and debt as a percentage of total capitalization of 41%. The degree to which the Company is leveraged could have important consequences, including the following: (i) the possible impairment of the Company's ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes; (ii) the necessity for a substantial portion of the Company's cash flow from operations to be dedicated to the payment of principal and interest on its indebtedness; and (iii) the potential for increased vulnerability of the Company to economic downturns and possible limitation of its ability to withstand competitive pressures.

         The Company recently entered into a $175 million credit facility in connection with the Astrotech Merger. Under the terms of the New Credit Facility, the Company is required to comply with various affirmative and negative covenants (including maintenance of certain financial ratios) which could limit the Company's operational and financial flexibility. See "The Company."

COMPETITION

         The Company's markets are fragmented and highly competitive. The Company will compete with many United States- based and international companies in its global markets. Although none of the Company's competitors is considered dominant, there are competitors that have significantly greater resources than the Company, which, among other things, could be a competitive disadvantage to the Company in securing certain projects.

INTERNATIONAL EXPANSION

         The Company's successful expansion into foreign markets will depend on numerous factors, many of which are beyond its control. In addition, foreign expansion may increase the Company's exposure to certain risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits, compliance with foreign laws and standards and political risks. Although most of the Company's contracts with respect to international export sales to date have been denominated in United States dollars, no assurance can be made that future contracts will be denominated in United States dollars; therefore, the Company may be subject to foreign exchange risks in the future.

POTENTIAL FOR PRODUCT LIABILITY CLAIMS

         Certain of the Company's products are used in potentially hazardous environments. Although the Company carries insurance in amounts that it considers adequate, catastrophic occurrences at locations where the Company's products are used could in the future result in significant product liability claims against the Company.

ENVIRONMENTAL REGULATIONS

         The Company is subject to various foreign, federal, state and local laws and regulations relating to the protection of the environment. These laws may provide for retroactive, strict liability for damages to natural resources or threats to public health and safety, rendering a party liable for environmental damage without regard to its negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. The Company's business involves environmental management and issues typically associated with historical manufacturing operations. To date, the Company's cost of complying with environmental laws and regulations has not been material, but the fact that such laws or regulations are changed frequently makes predicting the cost or impact of such laws and regulations on its future operations uncertain. In addition, further increases in the costs of environmental compliance may cause traditional aboveground storage tank ("AST") customers to curtail their storage operations resulting in a decrease in the utilization of ASTs. The modification of existing laws or regulations or the adoption of new laws or regulations affecting either company's operations could adversely affect the Company.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information, as of the date hereof, with respect to the number of shares of Common Stock beneficially owned and being offered hereby by the Selling Stockholders:


                                                                                                        SHARES
                                                    SHARES BENEFICIALLY          NUMBER OF           BENEFICIALLY
                                                       OWNED PRIOR TO          SHARES BEING          OWNED AFTER
NAME                                                      OFFERING                OFFERED              OFFERING
----                                                -------------------        ------------          ------------
 Mark E. Johnson (1) . . . . . . . . . . . .               1,368,062             1,368,062                -

 Pierre S. Melcher (2) . . . . . . . . . . .               1,619,034             1,619,034                -

 Irwin L. Jacobs . . . . . . . . . . . . . .               1,488,000             1,488,000                -

 Rockwell Holdings, Inc.(3)  . . . . . . . .               1,283,448             1,283,448                -

 T. Richard Mathews(4) . . . . . . . . . . .                 590,906               590,906                -

 Roger W. Thiltgen(5)  . . . . . . . . . . .                 469,250               469,250                -

 S. Kent Rockwell(6) . . . . . . . . . . . .                  67,053                67,053                -

 Raymond T. Royko(7) . . . . . . . . . . . .                  41,106(8)             41,106                -

 Gregory Mathews(9)  . . . . . . . . . . . .                  32,435                32,435                -

 John Henry(10)  . . . . . . . . . . . . . .                  27,900(11)            27,900                -

 Robert F. Kastelic(12)  . . . . . . . . . .                  10,575                10,575                -

 Fred E. Baxter, Jr.(13) . . . . . . . . . .                   9,802                 9,802                -

 Helen Vardy Gricks(14)  . . . . . . . . . .                   7,594(15)             7,594                -

 Michael Thiltgen(16)  . . . . . . . . . . .                   5,900                 5,900                -

 Jeffrey Thiltgen(17)  . . . . . . . . . . .                   5,900                 5,900                -

 Patricia Kastelic(18) . . . . . . . . . . .                   1,023                 1,023                -

 International Mezzanine Capital, B.V. (19)                1,525,333(20)         1,525,333                -

 First Commerce Corporation (19) . . . . . .                 234,667(20)           234,667                -

 Sanders Morris Mundy Inc. (21)  . . . . . .                 140,000(20)           140,000                -
------------------------

(1) Mark E. Johnson is a director of the Company and currently serves as its chairman and chief executive officer. Mr. Johnson previously served as director, president and chief executive officer of Allied Industries, Inc., a subsidiary of the Company.

(2) Pierre S. Melcher is a director of the Company and previously served as its senior vice president and treasurer. Mr. Melcher previously served as a director and senior vice president of Allied Industries, Inc., a subsidiary of the Company.

(3) The sole stockholder of Rockwell Holdings, Inc. ("RHI") is S. Kent Rockwell, referred to in footnote (6) below.

(4) T. Richard Mathews is employed by the Company in a non-officer capacity through December 31, 1997 and will function as a consultant to the Company on an as-needed basis through December 31, 1998. Mr. Mathews previously served as a director, president and chief operating officer of Astrotech.

(5) Roger W. Thiltgen previously served as a director and vice president--market development of Astrotech.

(6) S. Kent Rockwell is a director of the Company and is employed by the Company in a non-officer capacity through December 31, 1997 and will function as a consultant to the Company on an as-needed basis through December 31, 1998. Mr. Rockwell previously served as a director, chairman, chief-executive officer, chief financial officer and president of Astrotech.

(7) Raymond T. Royko is employed by the Company in a non-officer capacity at least through January 28, 1998. Mr. Royko previously served as vice president, secretary and general counsel of Astrotech.

(8) Includes 36,735 shares issuable on exercise of outstanding stock options.

(9) Gregory Mathews is the minor son of T. Richard Mathews referred to in footnote (4) above.

(10)   John Henry previously served as a director of Astrotech.

(11)   Includes 9,300 shares issuable on exercise of outstanding stock options.

(12)   Robert F. Kastelic previously served as a director of Astrotech.

(13)   Fred F. Baxter, Jr. previously served as a director of Astrotech.

(14) Helen Vardy Gricks is employed by the Company in a non-officer capacity at least through January 28, 1998. Ms. Gricks previously served as treasurer and chief accounting officer of Astrotech.

(15)   Includes 6,664 shares issuable on exercise of outstanding stock options.

(16) Michael Thiltgen is the minor son of Roger W. Thiltgen referred to in footnote (5) above.

(17) Jeffrey Thiltgen is the minor son of Roger W. Thiltgen referred to in footnote (5) above.

(18)   Patricia Kastelic is the wife of Robert Kastelic referred to in footnote
       (12) above.

(19) On November 18, 1996, the Company, International Mezzanine Capital, B.V. ("IMC") and First Commerce Corporation ("FCC") entered into a Subordinated Note and Warrant Purchase Agreement (the "Financing Agreement") pursuant to which the Company borrowed $15 million and issued 1,525,333 and 234,667 warrants to purchase Common Stock to IMC and FCC, respectively. This indebtedness was repaid in full in September 1997.

(20)   All of these shares are issuable on exercise of outstanding warrants.

(21) Sanders Morris Mundy Inc. (i) acted as co-placement agent with respect to the Financing Agreement and (ii) was one of the managing underwriters of an underwritten public offering of the Company's Common Stock which was completed in May 1997.

                              PLAN OF DISTRIBUTION

       All or part of the Common Stock offered hereby may be sold by the Selling Stockholders from time to time (i) on the Nasdaq National Market or otherwise at prices current at the time of sale or at prices related to such market prices, either directly or through brokers or to dealers, to the extent that such prices are obtainable and satisfactory to the Selling Stockholders or
(ii) to the extent the same may be available, pursuant to Rule 144 under the Securities Act. It is anticipated that any commissions with respect to such sales will not exceed regular brokerage commissions. The Selling Stockholders, and brokers executing selling orders on behalf of the Selling Stockholders and dealers to whom the Selling Stockholders may sell, may be deemed "underwriters" within the meaning of the Securities Act. Any profit represented by the excess of the selling price over the cost of the shares sold in the case of dealers, or any commission received in the case of brokers, may be deemed to be underwriting discounts or commissions under the Securities Act.

       All the shares of Common Stock covered by this Prospectus have been registered for sale under the Securities Act of 1933, as amended, in satisfaction of various contractual arrangements between the Company and each of the Selling Stockholders. With the exception of Sanders Morris Mundy Inc., the Selling Stockholders have informed the Company that while they are included among the Selling Stockholders as to all of the shares of Common Stock beneficially owned by them pursuant to such contractual arrangements, none has any present intention of disposing of any of the shares, whether in the manner described above or otherwise. However, such intention is subject to change at any time, and each Selling Stockholder reserves the right to sell shares or buy additional shares from time to time, subject to applicable legal and contractual restrictions, including those referred to in the following paragraph.

       All of the Selling Stockholders (other than IMC, FCC and Sanders Morris Mundy Inc.) are subject to affiliate letters executed in connection with the Astrotech Merger. Under the affiliate letters, such Selling Stockholders have agreed not to sell or otherwise dispose of any Common Stock (or shares of Common Stock issuable on exercise of stock options) beneficially owned by them until such time as the Company has publicly released 30 days of combined financial results of the Company and Astrotech after the effective date of Merger. The purpose of the restriction is to preserve the accounting treatment of the Astrotech Merger as a pooling-of-interests.

                          DESCRIPTION OF CAPITAL STOCK

       The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides for authorized capital stock of 41,000,000 shares, consisting of 40,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). The following summary description of the capital stock of the Company is a summary, does not purport to be complete or to give effect to applicable statutory or common law, is subject in all respects to the applicable provisions of the Certificate of Incorporation, and the information is qualified in its entirety by this reference.

COMMON STOCK

       Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, subject to the voting rights that may be granted to holders of Preferred Stock, pursuant to the Company's Bylaws (the "Bylaws") holders of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote can elect all of the directors of the Company. Subject to the terms of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Company's board of directors out of funds legally available therefor. The Common Stock is not subject to any calls or assessments. Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of Preferred Stock. Holders of Common Stock have no redemption conversion or preemptive rights.

PREFERRED STOCK

       Shares of Preferred Stock may be issued without stockholder approval. The board of directors is authorized to issue up to 1,000,000 shares of Preferred Stock in one or more series and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including, without limitations (i) the number of shares and the name of the series, (ii) the rate and times at which dividends will be payable on the shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating, (iii) the prices, times and terms, if any, at or upon which shares of the series will be subject to redemption, (iv) the rights, if any, to convert such shares into, or to exchange such shares for, shares of any other class of stock of the Company, (v) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series, (vi) the rights and preferences, if any, of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Company, (vii) the limitations, if any, applicable while the series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the Common Stock or any other class of stock which does not rank senior to the shares of the series, and (viii) the voting rights, if any, to be provided for shares of the series. The Company has no current plans for issuance of any shares of Preferred Stock. Any issuance of shares of Preferred Stock may adversely affect the voting powers or rights of the holders of Common Stock.

WARRANTS

       The Company has issued warrants to purchase an aggregate of 1,933,675 shares of Common Stock, of which warrants to purchase an aggregate of 1,760,000 are exercisable at a price of $5.10 per share and expire in November 2003 (the "Financing Warrants"), warrants to purchase 140,000 shares of Common Stock are exercisable at a price of $4.42 per share and expire three months after the effective date of this Registration Statement (the "Advisor Warrants") and warrants to purchase 33,675 shares of Common Stock are exercisable at a price of $4.72 per share and expire in April 1998. The 1,900,000 shares offered herein collectively by International Mezzanine Capital, B.V. (1,525,333 of the Financing Warrants), First Commerce Corporation (234,667 of the Financing Warrants) and Sanders Morris Mundy Inc. (all of the Advisor Warrants) represent the shares of Common Stock underlying the above warrants. See "Selling Stockholders." The exercise price and, if applicable, the number of shares underlying these warrants are subject to adjustment upon, among other things, the declaration or payment of certain dividends on the Common Stock (subject to certain exceptions) and stock splits, combinations and reclassifications of shares. In addition, the exercise price of the Financing Warrants is subject to adjustment upon the issuance of additional shares of Common Stock (including the grant of options) and the issuance of securities convertible into Common Stock, subject to certain exceptions, at certain price levels. In the case of certain extraordinary transactions including, without limitation, a merger or consolidation in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company, all of the above warrants become exercisable for the number of shares of stock, securities, or other property which the Common Stock issuable upon exercise of such warrants would have been entitled upon such transactions, together with any necessary adjustments.

                                    EXPERTS

       The audited consolidated financial statements and schedules of the Company incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP and KPMG Peat Marwick LLP, independent auditors, as indicated in their reports appearing in the Joint Proxy Statement/Prospectus dated October 3, 1997, and have been so included in reliance upon such reports given upon the authority of the firms as experts in accounting and auditing.

       The audited consolidated financial statements and schedules of Astrotech incorporated by reference into this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report appearing in the Joint Proxy Statement/Prospectus dated October 3, 1997, and have been so included in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

       The audited consolidated financial statements of Graver incorporated by reference into this Prospectus have been audited by Coopers & Lybrand L.L.P. and Ernst & Young LLP, independent auditors, as indicated in their reports appearing in Astrotech's Form 8-K/A filed June 7, 1996, and have been so incorporated by reference in reliance upon such reports given upon the authority of these firms as experts in accounting and auditing.

       The audited financial statements of Ohmstede incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, Melton & Melton and KPMG Peat Marwick LLP, independent auditors, as indicated in their reports appearing in the Company's Form 8-K/A dated February 3, 1997, and have been so incorporated by reference in reliance upon such reports given upon the authority of those firms as experts in accounting and auditing.

       The audited combined financial statements of Trusco incorporated by reference into this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their reports appearing in Astrotech's Form 8-K/A dated July 11, 1997, and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

       The financial statements of the HMT Inc. 401(k) Profit Sharing Plan and Trust incorporated by reference into this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report appearing in Astrotech's Form 11-K dated June 27, 1997 and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

       The audited financial statements of Exell, Inc. incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as indicated in their reports appearing in the Company's Form 8-K/A dated October 27, 1997, and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

       Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas.

================================================================================

       NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, NOR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                            -----------------------


                               TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

================================================================================


================================================================================


                                8,927,988 SHARES


                                   ITEQ, INC.


                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)




                            -----------------------

                                   PROSPECTUS

                            -----------------------





                               November ___, 1997
================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee  . . . . . . . . . . . . . . . . . .            $30,437
Blue Sky fees and expenses  . . . . . . . . . . . . . . .              1,000
Legal fees and expenses   . . . . . . . . . . . . . . . .             15,000
Accounting fees and expenses  . . . . . . . . . . . . . .              8,500
Miscellaneous   . . . . . . . . . . . . . . . . . . . . .              1,063
                                                                    --------

                 Total Expenses   . . . . . . . . . . . .            $55,000
                                                                     =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper stock purchase or redemption or any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

         Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") grants to the Company the authority to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of the directors who are not parties to such action, suit, or proceeding, even through less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders. The Certificate of Incorporation provides for indemnification of each officer and director of the Company to the fullest extent permitted by Delaware law.

         In a suit brought to obtain a judgment in the corporation's favor, whether by the Company itself or derivatively by a stockholder, Section 145(b) of the DGCL only allows the Company to indemnify for expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the Company may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the Company except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. According to the statute, in any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

         Section 145 of the DGCL also allows the Company to purchase and maintain insurance on behalf of its directors and officers against liabilities that may be asserted against, or incurred by, such persons in any such capacity, whether the Company would have the authority to indemnify such person against liability under the provisions of Section 145. The Company intends to purchase and maintain a directors' and officers' liability policy for such purposes.

         Reference is made to the form of Underwriting Agreement filed as
Exhibit 1.1 to the Registration Statement for certain provisions regarding the indemnification of the Company, its officers and directors and any controlling persons by the Underwriters against certain liabilities for information furnished by the Underwriters.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 16.  EXHIBITS

         (a)     EXHIBITS

         The exhibits listed in the Exhibit Index below are filed as part of the Registration Statement:

 Exhibit
 Number                          Description
 ------                          -----------
   5.1            Opinion of Porter & Hedges, L.L.P.

  23.1            Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

  23.2            Consent of Arthur Andersen LLP.

  23.3            Consent of KPMG Peat Marwick LLP.

  23.4            Consent of Melton & Melton L.L.P.

  23.5            Consent of Coopers & Lybrand L.L.P.

  23.6            Consent of Ernst & Young L.L.P.

  24.1            Powers of Attorney (included on signature page hereto.)

ITEM 17.  UNDERTAKINGS

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that clauses (a)(1)(i) and (a)(1)(ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark E. Johnson and Lawrance H. McAfee, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 3, 1997.

                              ITEQ, INC.


                              By:       /s/ Mark E. Johnson
                                       ---------------------------------------
                                       Mark E. Johnson, Chairman of the Board
                                       and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on November 3, 1997.

                 SIGNATURES                                            TITLE
                 ----------                                            -----
           /s/ Mark E. Johnson                 Director, Chairman of the Board and Chief Executive
 ------------------------------------------            Officer (Principal Executive Officer)
               Mark E. Johnson



           /s/ Lawrance W. McAfee              Director, Executive Vice President, Chief Financial
 ------------------------------------------             Officer and Secretary (Principal Financial Officer and
             Lawrance W. McAfee                            Principal Accounting Officer)

           /s/ Pierre S. Melcher                                    Director
 ------------------------------------------
              Pierre S. Melcher


           /s/ Thomas N. Amonett                                    Director
 ------------------------------------------
              Thomas N. Amonett



           /s/ T. William Porter                                    Director
 ------------------------------------------
              T. William Porter


                                                                    Director
 ------------------------------------------
               James L. Rainey

                                                                    Director
 ------------------------------------------
                James A. Read


                                                                    Director
 ------------------------------------------
              S. Kent Rockwell



                                                                    Director
 ------------------------------------------
               Nathan M. Avery


                                 EXHIBIT INDEX




Exhibit
Number           Description
------           -----------
 5.1             Opinion of Porter & Hedges, L.L.P.

23.1             Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

23.2             Consent of Arthur Andersen LLP.

23.3             Consent of KPMG Peat Marwick LLP.

23.4             Consent of Melton & Melton L.L.P.

23.5             Consent of Coopers & Lybrand L.L.P.

23.6             Consent of Ernst & Young L.L.P.

24.1             Powers of Attorney (included on signature page hereto)